Exhibit 99.1
DAVE & BUSTER’S, INC. CONSUMMATES MERGER WITH AFFILIATE OF WELLSPRING CAPITAL MANAGEMENT LLC
DALLAS — March 8, 2006 — Dave & Buster’s, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, announced that today the Company consummated the merger of WS Midway Acquisition Sub, Inc., an affiliate of Wellspring Capital Management LLC, with and into the Company. Pursuant to the Merger, each issued and outstanding share of Dave & Buster’s common stock, other than shares owned by the Company, WS Midway Holdings, Inc. or its subsidiaries, and other than dissenting shares, were converted into the right to receive $18.05 per share in cash. The surviving company will continue to be known as Dave & Buster's, Inc.
     Upon closing of the Merger, each of the Company’s outstanding 5% convertible subordinated notes due 2008, is now convertible into the right to receive cash in an amount equal to the $18.05 per share merger consideration for each share of common stock that would have been received by a note holder if the notes had been converted into common stock immediately prior to the merger. In addition, the Company has provided written notice to Bank of New York, as trustee, that it will redeem any notes that remain outstanding as of August 7, 2006, in accordance with the terms of the indenture. The holders of the notes also have the right to require the Company to repurchase their notes, at a price equal to 110% of the face amount of the notes, plus accrued interest. The Company has placed an amount in escrow sufficient to make the foregoing payments. Holders of notes may convert their notes into the cash merger consideration as described above, until the redemption date or may exercise their right to require the Company to repurchase their notes pursuant to the terms of the redemption notice delivered to such holders.
     The holders of outstanding warrants to purchase Dave & Buster’s common stock will have the right to receive the $18.05 cash consideration per share for each share of common stock that would have been issued upon exercise of the warrant immediately prior to the merger, less the per share exercise price of the warrants. For additional information relating to the merger, please refer to the Company’s filings with the SEC.
About Dave & Buster’s, Inc.
Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 46 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation, is available on the company’s website, www.daveandbusters.com.
About Wellspring Capital Management LLC
Founded in 1995, Wellspring Capital Management LLC is a New York-based private equity firm with more than $2 billion in equity capital under management. The firm takes controlling positions in promising middle-market companies where it can realize substantial value by contributing innovative operating and financing strategies and capital. Wellspring’s limited partners include some of the largest and most respected institutional investors in the United States, Canada, and Europe.
Wellspring Capital’s current portfolio includes investments in food distribution, for-profit, post-secondary education, golf retail, steel servicing, and other industries. For more information visit Wellspring Capital’s website at www.wellspringcapital.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Dave & Buster’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report or Form 10-K for the most recently ended fiscal year.